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Exhibit 4.15

[THE COCA-COLA COMPANY LETTERHEAD]

January 1, 2007

Coca-Cola FEMSA de Panamá, S.A.
Republica de Panamá

Dear Sirs:

In regards to the Bottler Agreement in force and effect since November 1, 1994 (“the Agreement”) entered into between you and The Coca-Cola Company (the “Company”), we inform you that a new bottler agreement is in the final stages of discussion and approval among the parties, which we estimate will be executed towards the middle of June 2007, hereby the Agreement is temporarily extended from January 1, 2007 until:

June 30, 2007

With the exception of said extension, all the terms and conditions of the Agreement will continue to be fully valid and up until the expiration of said additional term, said Agreement will expire and the Bottler will no longer have the right to claim a tacit renewal of the aforementioned.

Sincerely,

THE COCA-COLA COMPANY

__/s/___________________ Authorized Representative

Accepted by:
COCA-COLA FEMSA
DE PANAMÁ, S.A.

__/s/___________________
Authorized Representative